UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 18, 2011

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 18, 2011, the Federal Home Loan Bank of New York ("FHLBNY") issued a President's Report ("Report") to FHLBNY members announcing a dividend declaration by the FHLBNY's Board of Directors for the quarter ended June 30, 2011. A copy of the Report appears below.

FHLBNY Declares a 4.50% Dividend for the Second Quarter of 2011

I am pleased to announce that, on August 18, 2011, your Board of Directors approved a dividend rate for the second quarter of 2011 of 4.50% (annualized). The FHLBNY’s dividend rate for the first quarter of 2011 was 4.50%. The dollar amount of the second quarter of 2011 dividend will be approximately $49 million. The cash dividend will be distributed to our member financial institutions on August 19, 2011.

At the Federal Home Loan Bank of New York, providing our members with advances remains central to our business. At the end of the second quarter of 2011, advances comprised 76 percent of our total assets. This continued focus on advances has driven our solid performance throughout the recent difficult operating environment and has allowed us to provide our members with a fair and consistent dividend.

The dividend reflects the FHLBNY’s low-risk profile/conservative investment strategy and is reflective of the continuation of a low interest rate business environment coupled with increased earnings volatility related to evolving accounting standards. The payout represents approximately 92 percent of net income for the quarter. The remaining 8 percent of net income will be put towards retained earnings. The FHLBNY will continue to maintain retained earnings at calibrated levels to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders. After the dividend payment, unrestricted retained earnings as of June 30, 2011, will be approximately $672 million.

Primarily due to the effects of conforming with current accounting rules, please note that our Board intends to continue to vote on dividend declarations at least six weeks (or longer) after the close of the calendar quarter.

The FHLBNY filed our Form 10-Q for the second quarter of 2011 with the U.S. Securities and Exchange Commission on August 11, 2011. The document is available at the "EDGAR" portion of the SEC website at www.sec.gov.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

August 18, 2011	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer